Exhibit 1

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD")

CHANGE TO BOARD OF DIRECTORS

        In compliance with Rule 3.67 of the JSE Listings Requirements, DRD announces that, with effect from Monday, 30 June 2003, Jacob Hendrik Dissel, currently Chief Financial Officer of DRD, has decided to resign his position as a director of DRD due to personal reasons. He will however, continue to lead the company's finance department. Ian Louis Murray, currently Deputy Chief Executive Officer, will take over as Chief Financial Officer, while at the same time retaining his position as Deputy Chief Executive Officer.

        Deon van der Mescht, Divisional Director South African Operations and Anton Lubbe, Divisional Director Growth and Services have both been appointed as alternate Directors to the Board of Durban Roodepoort Deep Limited.

Johannesburg
20 June 2003